               DigitalThink, Inc. Adopts Shareholders' Rights Plan

FOR IMMEDIATE RELEASE
September 15, 2000

San Francisco, CA - September 15, 2000 - DigitalThink, Inc. (NASDAQ: DTHK), the leading provider of business-to-business e-learning solutions to Fortune 1000 companies, today announced that its board of directors has adopted a Shareholders' Rights Plan.

Under the plan, DigitalThink will issue a dividend of one right for each share of common stock - par value of $0.001 per share -- of the company held by stockholders of record as of the close of business on October 23, 2000. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. DigitalThink added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

     Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $ 250.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About DigitalThink:

DigitalThink is a leading provider of e-learning solutions to Fortune 1000 companies. DigitalThink offers a 100% Internet-based solution that combines course content aligned with business objectives, a compelling, results-oriented e-learning experience, reporting tools that allow easy tracking and ROI measurement, and fully integrated technologies that are completely outsourced. DigitalThink e-learning solutions are already at work boosting employee efficiency, fostering customer loyalty and improving sales channel performance at smart companies such as GE Capital, Charles Schwab, Circuit City, KPMG Consulting, Cisco Systems, Adobe Systems, and Deutsche Bank. Comprehensive information about DigitalThink can be found on the Web at www.digitalthink.com.

                                      # # #

PRESS CONTACTS:
Derek Gordon
DigitalThink, Inc.
(415) 625-4238
derekg@digitalthink.com

INVESTOR/FINANCE CONTACT:
Mike Pope
DigitalThink, Inc.
(415) 625-4316
investorrelations@digitalthink.com


                                       2